Exhibit 99.3

PDL BioPharma, Inc.
Q2 2019
August 7, 2019

Following are some of the key points regarding the Second quarter 2019 financial and business results for PDL BioPharma, Inc. (“PDL” or “the Company”).

Second Quarter and Recent Financial Highlights

•	GAAP net loss of $4.4 million or $0.04 per diluted share.

•	Non-GAAP net income attributable to PDL’s shareholders of $12.7 million.

•	Cash and cash equivalents of $284.9 million as of June 30, 2019.

•	Invested $60.0 million in Evofem Biosciences, Inc. (“Evofem”) in the second quarter of 2019.

•	Investment in Evofem resulted in an unrealized gain of $45.5 million due to the significant increase in Evofem’s stock price at the end of the second quarter of 2019.

•	Repurchased 8.0 million shares of common stock in the open market during the second quarter of 2019 for $26.0 million. The $100 million share repurchase program was completed in July 2019.

Recent Developments

Strategic Positions

•
For the three months ended June 30, 2019, the Company has recognized an unrealized gain of $45.5 million from its investment of Evofem, of which $37.9 million was related to Evofem common stock and $7.6 million was related to Evofem warrants.

•	As of June 30, 2019, the Company owned approximately 29 percent of Evofem’s common stock.

Medical Devices

•	LENSAR® Laser System revenue for the quarter ended June 30, 2019 was $7.4 million, compared with $5.9 million for the quarter ended June 30, 2018.

▪	LENSAR Laser System revenue increased 26 percent over the prior-year period.

•	Gross margin on LENSAR revenue in the second quarter of 2019 was 34 percent.

Pharmaceutical

•
Noden net revenue for the quarter ended June 30, 2019 was $10.4 million compared with $25.9 million for the quarter ended June 30, 2018. Sales in the three months ended June 30, 2019 were comprised of $2.7 million in the United States and $7.7 million in the rest of the world, compared with $10.4 million and $15.5 million, respectively, in the prior-year period.

•
The decline in the U.S. in the three months ended June 30, 2019 is primarily due to the initial inventory stocking of the authorized generic (“AG”) form of Tekturna launched late in the first quarter of 2019, which limited shipments of the AG in the second quarter, and to lower sales of branded Tekturna in the U.S. due to both the Company’s launch of an AG and a third-party generic form of aliskiren launched late in the first quarter of 2019.

•	Branded Tekturna and the AG of Tekturna maintained a 74 percent U.S. market share at the end of the second quarter of 2019.

•
Sales of Rasilez and Rasilez HCT in the rest of the world declined primarily due to the initial inventory stocking in Japan in the second quarter of 2018 and to lower sales volume of Rasilez in other territories.

◦	Gross margins on revenue in the second quarter were 29 percent, 74 percent in the United States and 13 percent ex-U.S. on Rasilez® and Rasilez HCT®.

PDL BioPharma, Inc.
Q2 2019
August 7, 2019

Income Generating Assets

Royalty Rights Assets

PDL received $20.1 million in net cash royalties from its royalty rights in the second quarter of 2019, compared with $19.4 million for the prior year period.

Assertio (formerly Depomed, Inc.)

•	Through June 30, 2019, the Company has received cash royalty payments of $409 million from the $240.5 million investment.

•	Glumetza (and AG version) royalty: 50 percent of net sales less COGS continue so long as the products are being commercialized.

•
Low- to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® U.S., 2026 for Jentadueto XR® and Synjardy XR®, and 2027 for Invokamet XR® ex-US. Royalties on the sale of Janumet® ended in the third quarter of 2018.

AcelRx

•
Due to the slower than expected adoption of Zalviso® (sufentanil sublingual tablet system) since it was launched in Europe by Grüenthal relative to the Company’s estimates and the increased variance noted between the Company’s forecast model and actual results in the three months ended June 30, 2019, the Company utilized a third-party expert in the second quarter of 2019 to reassess the market and expectations of the product.

◦
Key findings from the third-party study included: the post-surgical PCA (Patient-Controlled Analgesia) market being smaller than previously forecasted; the higher price of the product relative to alternative therapies, the product not being used as a replacement for systemic opioids and the design of the delivery device, which is pre-filled for up to three days of treatment, which restricts its use for shorter recovery time procedures. Based on this analysis and the impact to the projected sales-based royalties and milestones, the Company wrote down the fair value of the royalty asset by $60.0 million in the second quarter of 2019.

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of June 30, 2019 and with changes from December 31, 2018 as reflected in our Balance Sheets:

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2018	Change in Fair Value	June 30, 2019
Assertio	$264,371	$(459)	$263,912
VB	14,108	265	14,373
U-M	25,595	(1,316)	24,279
AcelRx	70,380	(57,886)	12,494
KYBELLA	2,056	(1,472)	584
	$376,510	$(60,868)	$315,642

PDL BioPharma, Inc.
Q2 2019
August 7, 2019

The following tables provide a summary of activity with respect to our royalty rights - change in fair value for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended
	June 30, 2019			June 30, 2018

		Change in			Change in
(in thousands)	Cash Royalties	Fair Value	Total	Cash Royalties	Fair Value	Total

Assertio	$18,415	$93	$18,508	$17,690	$(8,537)	$9,153
VB	227	137	364	263	147	410
U-M	1,371	(780)	591	1,288	(433)	855
AcelRx	93	(59,974)	(59,881)	68	2,302	2,370
Avinger	—	—	—	61	(101)	(40)
KYBELLA	—	19	19	—	94	94
	$20,106	$(60,505)	$(40,399)	$19,370	$(6,528)	$12,842

	Six Months Ended
	June 30, 2019			June 30, 2018

		Change in			Change in
(in thousands)	Cash Royalties	Fair Value	Total	Cash Royalties	Fair Value	Total

Assertio	$29,383	$(459)	$28,924	$34,597	$(17,967)	$16,630
VB	494	265	759	543	284	827
U-M	2,638	(1,316)	1,322	2,284	(620)	1,664
AcelRx	161	(57,886)	(57,725)	120	4,539	4,659
Avinger	—	—	—	366	(396)	(30)
KYBELLA	50	(1,472)	(1,422)	83	100	183
	$32,726	$(60,868)	$(28,142)	$37,993	$(14,060)	$23,933

Notes Receivable

CareView Communications, Inc.

•
In May 2019, and in consideration of additional capital raised by CareView, the Company modified the loan by agreeing that (i) the first principal and interest payment would be deferred until September 30, 2019, and (ii) the remaining liquidity covenant would be removed.

The following table presents the carrying value and the fair value of our notes receivable investments by level within the valuation hierarchy:

	June 30, 2019		December 31, 2018
(In thousands)	Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3

Wellstat Diagnostics note receivable	$50,191	$59,240	$50,191	$57,322
Hyperion note receivable	1,200	1,200	1,200	1,200
CareView note receivable	11,458	11,458	11,458	11,458
	$62,849	$71,898	$62,849	$69,980

PDL BioPharma, Inc.
Q2 2019
August 7, 2019

Royalty-bearing products relating to Queen et al. Patents

•	The Queen et al. patents have expired, and we do not expect any meaningful royalty revenue in 2019.

Stock Repurchase Programs

•
In November 2018, PDL began repurchasing shares of its common stock pursuant to the $100.0 million share repurchase program authorized by the Company’s board of directors in September 2018. During the second quarter of 2019, the Company repurchased 8.0 million shares for an aggregate purchase price of $26.0 million.

•
Subsequent to the close of the second quarter of 2019, the Company repurchased 1.3 million shares for a total of $4.1 million. These repurchases concluded this share repurchase program. Under this program, the Company repurchased a total of 31.0 million shares for $100.0 million, at an average cost of $3.22 per share.

•	Since initiating its first stock repurchase program in March 2017, the Company repurchased a total of 53.1 million shares for $155.0 million, at an average cost of $2.92 per share.

•	As of July 30, 2019, the Company had approximately 114.2 million shares of common stock outstanding.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company’s business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.